SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 6, 2006

Covad Communications Group, Inc.
(Exact name of the Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-32588	77-0461529

(Commission File Number)	(IRS Employer Identification No.)

110 Rio Robles
San Jose, California	95134-1813

(Address of principal executive offices)	(Zip code)
(408) 952-6400

(The Registrant’s telephone number)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01: Entry into a Material Definitive Agreement
Fiscal 2006 Base Salary Increase. On April 6, 2006, the Board of Directors of Covad Communications Group, Inc. (the “Company”) approved a base salary increase of $20,000 for Charles Hoffman, President and Chief Executive Officer of the Company. This increase is retroactive to February 20, 2006. Mr. Hoffman’s resulting annual base salary is $570,000.
Bonus Arrangements. On April 6, 2006, the Compensation Committee of the Company approved a target bonus amount for Mr. Hoffman under the Company’s 2006 Bonus Plan (the “Plan”) of 100% of Mr. Hoffman’s 2006 annual base salary. The amount of semi-annual and annual cash bonuses payable under the Plan depends on whether the Company achieves the financial targets set forth in the Plan, which metrics are based on the targets that are set forth in the Company’s annual budget, as approved by the Board of Directors. A copy of the Plan is attached as Exhibit 10.1 to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on March 8, 2006.
On April 6, 2006, the Board of Directors determined that Mr. Hoffman would not receive a 2005 year-end individual performance bonus. On the same date, the Board of Directors approved a target one-time bonus of $50,000 to be paid to Mr. Hoffman, in addition to the bonus target amount approved by the Compensation Committee as described above, if the Company meets the targets described in the Plan for the first two quarters of 2006. These bonus arrangements were set forth in resolutions approved by the Board and the Committee and are not otherwise set forth in any written agreements between the Company and Mr. Hoffman.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 12, 2006

By:	/s/ James A. Kirkland
James A. Kirkland
Senior Vice President and General Counsel